Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the registration statements (No. 333-273806) on Form S-3 and (Nos. 333-200597, 333-257922, 333-237097 and 333-265503) on Form S-8 of our reports dated February 26, 2026, with respect to the consolidated financial statements of Ameris Bancorp and the effectiveness of internal control over financial reporting.

/s/ KPMG LLP
Atlanta, Georgia
February 26, 2026